Exhibit 99.1

Quovadx Announces Changes to Management Team

    ENGLEWOOD, Colo.--(BUSINESS WIRE)--April 12, 2004--Quovadx, Inc. (Nasdaq:QVDX), a global platform software and vertical solutions company, today announced the appointments of Harvey A. Wagner as acting president and chief executive officer, effective May 1, 2004, and Mel Keating, who is affiliated with Tatum Partners, an organization that provides financial and IT leadership, as acting chief financial officer effective tomorrow, April 13, 2004. Quovadx will immediately begin a search to fill the chief executive officer and chief financial officer positions, respectively held by Lorine Sweeney and Gary Scherping, who have both resigned from the company. Afshin Cangarlu, president of the Company's Enterprise Application Software division will serve as president of Quovadx on an interim basis until Mr. Wagner officially joins the company on May 1st.
    Mr. Wagner, 63, who will immediately join the company's board of directors in the position vacated by Ms. Sweeney, is skilled at improving profitability, managing growth and implementing strategic business planning. Mr. Wagner has over 35 years of broad financial and general management experience in Fortune 500 companies and emerging, multi-national high-technology companies. He has served as chief financial officer for four NYSE and two NASDAQ-listed companies in the software, computer hardware, semiconductor and telecommunications industries. Since January 2003, Mr. Wagner has been serving as the executive vice president and chief financial officer of Mirant Corporation and he presently sits on the boards of Cree, Inc. and Proficient Systems, Inc.
    Mr. Keating, 57, is a certified public accountant with more than 30 years of international experience in senior financial and operating positions including, senior vice president of financial administration at Olympia + York Companies, as president and chief executive officer of both Sunbelt Management Company and Picasso Properties, and as a consultant to Warburg Pincus Equity Partners. Currently, he serves on the board of Plymouth Rubber Company and is chairman of its audit committee. Mr. Keating holds MBA and MS degrees from the Wharton School of Business at the University of Pennsylvania.
    "We thank Lorine and Gary for their hard work and dedication to Quovadx," said Jeffrey Krauss, chairman of the board for Quovadx. "The board is committed to the success of Quovadx and agreed that seeking new executive leadership at this time is a necessary step. We begin that process through the immediate interim appointments of both Harvey Wagner and Mel Keating and we fully intend to seek out the very best talent to lead this company through its next phase."
    Ms. Sweeney joined Quovadx as its chief executive officer and member of the board in 1997. Mr. Scherping joined the firm in 2000.
    The Company intends to release its first quarter financial results prior to or in conjunction with the May 10 deadline for filing its Form 10-Q with the SEC, and will conduct a conference call and Web cast at that time. A press release will be issued announcing the date of the release and details for the conference call and Web cast.

    About Quovadx, Inc.

    Quovadx (Nasdaq:QVDX), a global software and services firm based in Englewood, Colo., helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of two primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application Software division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx operates internationally with more than 600 employees, serving companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. For more information, please visit http://www.quovadx.com.

    Company names mentioned may be trademarks of the companies with which they are associated.

    CONTACT: Quovadx, Inc. (Investors)
             Larry Thede, 720-554-1346
             larry.thede@quovadx.com
             or
             Euro RSCG Life NRP (Media)
             Ernie Knewitz, 720-554-1220
             ernie.knewitz@eurorscg.com